Exhibit 10.1

August 24, 2010

Bill Rohrbach

c/o Veraz Networks, Inc.

926 Rock Avenue

San Jose, CA 95131

Dear Bill:

This letter sets forth the terms of the separation agreement (the “Agreement”) that Veraz Networks, Inc. (the “Company”) is offering to you in connection with your separation from the Company as a consequence of the elimination of your position.

1. Separation. Your last day of work with the Company and your employment termination date will be August 31, 2010 (the “Separation Date”). The Company and you understand and agree that the Separation Date is intended to be a “separation from service” as defined under Treasury Regulation 1.409A-1(h).

2. Severance Benefits. If you allow the release contained herein to become effective in accordance with its terms, then, subject to your satisfaction of the other obligations set forth in this Agreement, the Company will provide you with the following severance benefits (the “Severance Benefits”), subject to standard payroll deductions and withholdings:

(a) Severance Payment. The Company will pay to you $37,500 per month (the “Severance Payment”), on the Company’s standard payroll dates for the first six (6) months following the Separation Date (i.e. one payment on each of (i) September 30, 2010, (ii) October 31, 2010; (iii) November 30, 2010, (iv) December 31, 2010, (v) January 31, 2011 and (vi) February 28, 2011). Notwithstanding the foregoing, no Severance Payment pursuant to this Section 2(a) will be paid prior to the effective date of the release set forth herein (the “Release Effective Date”). If the Release Effective Date is a date following September 30, 2010, the Company will pay you the September 30, 2010 Severance Payment as soon as practicable following the Release Effective Date.

(b) Health Insurance. To the extent provided by the federal COBRA law or any state law of similar effect, and by the Company’s current group health (including dental and vision) insurance policies, you will be eligible to continue your group health insurance benefits following the Separation Date by electing to continue your dental and vision coverage pursuant to COBRA. You will be provided with a separate notice describing your dental and vision continuation rights and obligations. If you make a timely and accurate election for continued dental and vision coverage pursuant to COBRA, the Company will pay the monthly premiums, less the amount that an active employee would pay on a monthly basis for such coverage which amount will be your sole responsibility, necessary to continue your dental and vision insurance coverage (as in effect immediately prior to the Separation Date, including coverage for yourself, your spouse and/or any other covered dependents) for up to 12 months after your Separation Date. Further, you have informed us that you will elect coverage under your spouse’s health insurance plan following the Separation Date (as your spouse is no longer employed and becomes COBRA eligible following the Separation Date). We will reimburse you for any expenses you incur in electing this COBRA coverage for up to 12 months. We understand and agree that such COBRA premiums will be approximately $1500/month. COBRA premiums will be reimbursed to you within 30 days following a receipt by the Company of evidence of payment by you of such premiums. Evidence of payment may be submitted in writing to the Vice President of Human Resources. In no event will the Company have any further obligation to you with respect to any premium payments for you or your eligible dependents after such date as you or your eligible dependents (as applicable) become eligible for coverage under a new employer-sponsored health insurance program or otherwise cease to be eligible for COBRA coverage. You agree to inform the Company within ten (10) days after the date you or your eligible dependents become eligible for such new employer-sponsored coverage.

(c) Compliance with Section 409A. It is intended that each installment of the payments and benefits provided for in this Section 2 is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the amounts set forth in this Section 2 satisfy, to the greatest extent possible, the exemptions from the application of Section 409A (any state law of similar effect) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company determines that the payments and benefits provided under this Agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A and you are, on the termination of your service, a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Agreement Payments that constitute deferred compensation shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after your “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) or (ii) the date of your death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay you a lump sum amount equal to the sum of the Agreement Payments that you would otherwise have received through the Delayed Initial Payment Date if the payment of the Agreement Payments had not been so delayed pursuant to this Section 2(d) and (b) commence paying the balance of the Agreement Payments in accordance with the applicable payment schedules set forth in this Agreement.

(d) Commission Payments. You acknowledge and agree that lieu of all commission payments due and owing or to be paid under any commission plan previously entered into between you and the Company, the Company will pay you a one time lump sum payment in the amount of $5,500.

(e) Employment Agreement. You acknowledge and agree that the severance benefits being provided to you herein are in full satisfaction of, and in lieu of, any severance benefits that you would be entitled to receive under the terms of your August 1, 2007 offer letter from the Company or any commission plan entered into with the Company.

3. Accrued Salary And Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation/paid time off earned through the Separation Date, less required payroll deductions and withholdings. You are entitled to these payments regardless of whether you sign this Agreement.

4. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, other than distributions from any Company qualified retirement savings plan in accordance with the terms of such plan.

5. Expense Reimbursements. You agree that, within fifteen (15) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practices but in no event later than September 30, 2010.

6. Return Of Company Property. Not later than fifteen (15) calendar days following the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, correspondence, memoranda, specifications, drawings, records, plans, forecasts, compilations of data, operational and financial information, research and development information, sales and marketing information, personnel information, computer-recorded information, tangible property, credit cards, entry cards, identification badges, keys and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information prior to the Separation Date.

7. Proprietary Information Obligations. You acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

8. Nonsolicitation. For one (1) year immediately following the Separation Date, you will not, without first obtaining the prior written approval of the Company, directly or indirectly solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, any employee or independent contractor of the Company to terminate his or her employment or contracting relationship in order to become an employee, or independent contractor to or for any person or entity.

9. Nondisparagement. You agree not to disparage the Company, or its current or former officers, directors, employees, stockholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your personal reputation; provided, however, that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

10. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement will not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist or provide information to any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

12. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews and deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. You must submit reasonable documentation of the expenses incurred within thirty (30) days after the date on which you incurred the expense. Expenses will be reimbursed not later than the fifteenth day of the third month following the month in which the expenses were incurred. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

13. Your Release of Claims. In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Equal Pay Act; the Americans With Disabilities Act; the Family Medical Leave Act; the California Fair Employment and Housing Act (as amended); and the New Jersey Law Against Discrimination (as amended). Notwithstanding the foregoing, you are not hereby releasing the Company from any obligation it may otherwise have to indemnify you for acts within the course and scope of your employment with the Company, pursuant to the articles and bylaws of the Company, any fully executed written agreement with the Company, or applicable law. Also excluded from this Agreement are any claims which cannot be waived by law. As of the date of its execution of this Agreement, you represent that you have no actual knowledge of any facts that would give rise to a claim or cause of action excluded from this release of claims. You agree that you are waiving your right to any monetary recovery should any governmental agency or entity pursue any claims on your behalf. You also acknowledge that you have received all leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim.

14. Your ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement.

15. Section 1542 Waiver. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any claims you may have against the Company.

16. Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to you at your address as listed on the Company payroll (which address may be changed by written notice).

17. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

18. Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

19. Entire Agreement. This Agreement, including all Exhibits, constitutes the entire agreement between you and the Company regarding the subject matter hereof and it supersedes any prior agreement, promise, representation, written or otherwise, between you and the Company with regard to this subject matter. It is entered into without reliance on any agreement, or promise, or representation, other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by you and a duly authorized officer of the Company.

20. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or .pdf shall be deemed the equivalent of originals.

21. Headings and Construction. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.

22. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and the parties respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company.

23. Attorneys’ Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

24. Arbitration. To provide a mechanism for rapid and economical dispute resolution, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the release) or its enforcement, performance, breach, or interpretation, or to your employment with the Company or the termination of your employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Santa Clara County, California and conducted by JAMS, under its then-existing Rules and Procedures. You understand and agree that under this Section 24 of the Agreement, you are waiving your right to a jury trial and your right to file any administrative agency charge with regard to any such disputes, claims or causes of action, including, but not limited to, all federal and state statutory and common law claims, claims related to your employment with the Company or to the termination of that employment, claims related to any breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Nothing in this Section 24 of this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

25. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of New Jersey as applied to contracts made and to be performed entirely within New Jersey.

If this Agreement is acceptable to you, please sign below and return the original to me. We wish you the best in your future endeavors.

Sincerely,

VERAZ NETWORKS, INC.

By:	/s/ Doug Sabella

Exhibit A: Employee Proprietary Information and Inventions Agreement

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Bill Rohrbach
Bill Rohrbach

Date:	August 31, 2010

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTION AGREEMENT

VERAZ NETWORKS, INC.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by VERAZ NETWORKS, INC. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.    NONDISCLOSURE

1.1      Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. I have been informed and acknowledge that the unauthorized taking of the Company’s trade secrets could result in a civil liability under California Civil Code Section 3426, and that, if willful, could result in an award for double the amount of the Company’s damages and attorneys’ fees; and is a crime under California Penal Code Section 444(c), punishable by imprisonment for a time not exceeding one (1) year, or by a fine not exceeding five thousand dollars ($5,000), or by both.

1.2      Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.

1.3      Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4      No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.    ASSIGNMENT OF INVENTIONS.

2.1      Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2      Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced

1.

to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention which I own or have rights to into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3      Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4      Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5      Obligation to Keep Company Informed. During the period of my employment with the Company, I will promptly disclose to the Company fully and in writing all

Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, during the period ending six (6) months after termination of my employment with the Company I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others that are related to the business of the Company. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. If disclosure under the foregoing sentence would cause me to violate any confidentiality agreement I enter into after termination of my employment with the Company, I understand that I am not required to disclose such Inventions but am only required to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6      Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7      Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8      Enforcement of Proprietary Rights. I will assist the Company in every proper and reasonable way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver

2.

assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.    RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.    ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity related to my activities for the Company or the Company’s business, other than for the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I shall not solicit any customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are directly competitive to the products or services offered by the Company or under development as of the date of termination of my employment with the Company.

5.    NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.    RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7.    LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.    NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.    NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.  GENERAL PROVISIONS.

10.1      Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely

3.

within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2      Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3      Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4      Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5      Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6      Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7      Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ

AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

10.8      Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: _______________, 200_.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:	Aug. 3, 2007

/s/ William R. Rohrbach
(Signature)

William R. Rohrbach
(Printed Name)

ACCEPTED AND AGREED TO:

VERAZ NETWORKS, INC.

Signature:	/s/ Aisha Leach

Dated: 8/6/07

4.

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.      Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2.      Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	William Rohrbach
(PRINTED NAME OF EMPLOYEE)

Date:	August 3, 2007

WITNESSED BY:

/s/ Aisha Leach
(PRINTED NAME OF REPRESENTATIVE)

A-1.

EXHIBIT B

TO:	VERAZ NETWORKS, INC.

FROM:	William Rohrbach

DATE:	August 3, 2007

SUBJECT:	Previous Inventions

1.      Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Veraz Networks, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements. Initial here: ______

☐	See below:

☐	Additional sheets attached.

2.      Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.	INS Law Enforcement Communication System	Ericsson Inc.	Former Employer

2.

3.

☐	Additional sheets attached.